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                                                                    EXHIBIT 99.3

Investor Relations - Gregory Riedel (508) 347-4222


                GALILEO COMPLETES ACQUISITION OF OFC CORPORATION
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STURBRIDGE, MA, FEBRUARY 2, 1998 - Galileo Corporation (NASDAQ National Market:
GAEO) announced today that it has completed the previously announced acquisition of OFC Corporation, a privately held company based in Natick, Massachusetts, by acquiring all of the outstanding shares of OFC for approximately $6 million in cash and 1.15 million shares of Galileo common stock.

OFC designs, manufactures and markets a broad range of optical components and systems which incorporate the latest advances in photonic technology and optical coating. OFC's products include optical filters, optical lens coatings for medical devices, laser systems, infrared thermal imaging devices and optical analytical instruments. OFC's operations also include one of the world's largest and most technically advanced diamond point turning facilities, which manufactures highly sophisticated optical components and systems for industrial lasers and semiconductor instrumentation.

Detailed information about Galileo and OFC can be found on the Internet at the web sites www.galileocorp.com and www.ofccorp.com.